--------------------------------------------------------------------------------
                This Prospectus Supplement is filed pursuant to Rule 424(b)(3) under the Securities Act of 1933
      (Registration Nos. 333-32518 and 333-32518-01 through 333-32518-14)

--------------------------------------------------------------------------------

                             Prospectus Supplement
                                 To Prospectus
                               Dated May 5, 2000

--------------------------------------------------------------------------------

                      Better Minerals & Aggregates Company
                     13% Senior Subordinated Notes due 2009

                    Attached is a Current Report on Form 8-K
              Date of earliest event reported:  February 22, 2001

--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    FORM 8-K


                                 Current Report
                     Pursuant to Section 13 or 15(d) of the
                        Securities Exchange Act of 1934


       Date of Report (Date of earliest event reported):  February 22, 2001


                      Better Minerals & Aggregates Company
             (Exact name of registrant as specified in its charter)


                                    Delaware
                 (State or other jurisdiction of incorporation)


                333-32518                      55-0749125
         (Commission File Number)    (IRS Employer Identification No.)


                         Route 522 North, P.O. Box 187
                     Berkeley Springs, West Virginia 25411
          (Address of principal executive offices, including zip code)


                                 (304) 258-2500
              (Registrant's telephone number, including area code)


                                      N/A
         (Former name or former address, if changed since last report)



Item 5.  Other Events.

     On March 5, 2001, Better Minerals & Aggregates Company issued a press release. A copy of such press release is attached hereto as Exhibit 99.1. In addition, in such press release, the Company announced that it had recently amended its Credit Agreement. A copy of such amendment is attached hereto as Exhibit 10.1.

Item 7.  Financial Statements, Pro Forma Financial Information and Exhibits.

(a)      Financial Statements.

         Not applicable.

(b)      Pro Forma Financial Information.

         Not applicable.

(c)      Exhibits.

         Exhibit Number  Description
         --------------  -----------

         10.1 Amendment No. 3 to the Credit Agreement, dated as of December 31, 2000, among BMAC Holdings, Inc., Better Minerals & Aggregates Company, Banque Nationale de Paris and the banks, financial institutions and other institutional lenders parties to the Credit Agreement, dated as of September 30, 1999, as amended, among such lenders, Better Minerals & Aggregates Company and Banque Nationale de Paris.

         99.1            Press release, dated March 5, 2001.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, Better Minerals & Aggregates Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                 Better Minerals & Aggregates Company


Date:  March 5, 2001             By:  /s/ Gary E. Bockrath
                                      ------------------------------
                                      Name:  Gary E. Bockrath
                                      Title: Vice President and
                                             Chief Financial Officer


EXHIBIT INDEX

Exhibit Number    Description                         Page
--------------    -----------                         ----

10.1 Amendment No. 3 to the Credit Agreement, dated as of December 31, 2000, among BMAC Holdings, Inc., Better Minerals & Aggregates Company, Banque Nationale de Paris and the banks, financial institutions and other institutional lenders parties to the Credit Agreement, dated as of September 30, 1999, as amended, among such lenders, Better Minerals & Aggregates Company and Banque Nationale de Paris.

99.1              Press release, dated March 5, 2001.

                                                                    EXHIBIT 10.1

                                AMENDMENT NO. 3
                            TO THE CREDIT AGREEMENT


                                                   Dated as of December 31, 2000

          AMENDMENT NO. 3 TO THE CREDIT AGREEMENT among BMAC Holdings, Inc., a Delaware corporation (the "Parent Guarantor"), Better Minerals & Aggregates Company, a Delaware corporation (the "Borrower"), the banks, financial institutions and other institutional lenders parties to the Credit Agreement referred to below (collectively, the "Lenders"), and Banque Nationale de Paris ("BNP"), as the initial issuing bank (the "Initial Issuing Bank"), as the swing line bank (the "Swing Line Bank"), and as agent (together with any successors appointed pursuant to Article VII, the "Agent") for the Lender Parties.

          PRELIMINARY STATEMENTS:

          (1) The Borrower, the Lenders and the Agent have entered into a Credit Agreement dated as of September 30, 1999 and amended as of December 31, 1999 and March 15, 2000 (as the same may be further amended, supplemented or otherwise modified through the date hereof, the "Credit Agreement"). Capitalized terms not otherwise defined in this Amendment have the same meanings as specified in the Credit Agreement.

          (2) The Borrower and the Required Lenders have agreed to amend the Credit Agreement as hereinafter set forth.

          SECTION 1. Amendments to Credit Agreement. Subject to Section 2, the
          ---------  ------------------------------
Credit Agreement is, as of the date hereof, hereby amended as follows:

          (a) The definition of "Applicable Margin" is amended by (i) deleting "Level I" from the table and by inserting the following in lieu thereof:


Level I(A)
---------
greater
 than 5.00        2.25%     2.75%      3.25%      4.50%      0.75%      1.00%
 to 1.00
--------------------------------------------------------------------------------
Level I(B)
---------
less than
 or equal
 to 5.00 to
 1.00 but         2.00%     2.50%      3.00%      4.25%      0.50%      0.75%
 greater
 than 4.50
 to 1.00
--------------------------------------------------------------------------------

(ii) by deleting the first reference to "Level I Applicable Margin" in the proviso and by inserting "Level I(B) Applicable Margin" in lieu thereof, and
(iii) by deleting the second reference to "Level I Applicable Margin" in the proviso and by inserting "Level I(A) Applicable Margin" in lieu thereof.

          (b) The definition of "EBITDA" is amended by deleting the first proviso and by inserting the following in lieu thereof:

          "provided, however, there shall be excluded from EBITDA, to the extent
           --------  -------
     therein included, (A) all non-cash foreign currency losses and all non-cash foreign currency gains, and (B) a non-recurring expense incurred in the hiring of R. Reeves in an amount not to exceed $2,306,000; provided, that,
                                                                --------
     of such amount, not more than $1,200,000 shall be payable in cash"

          (c) Section 2.01(e) is amended by deleting "the Conversion Date" and by inserting "February 22, 2001" in lieu thereof.

          (d) Section 2.08(b)(i)(B)(1) is amended by adding the following to the end of such clause:

          "; provided, that, for so long as the ratio of (x) Funded Debt as of the last day of the most recently ended fiscal quarter to (y) Consolidated EBITDA of the Borrower and its Subsidiaries for the four fiscal quarters most recently ended prior to the start of such period, as determined pursuant to the financial statements most recently delivered to the Agent at the end of each fiscal quarter, as the case may be, is greater than 5.00 to 1.00, such rate shall be 2.75%"

          (e) Section 2.08(b)(ii)(B)(1) is amended by adding the following to the end of such clause:

          "; provided, that, for so long as the ratio of (x) Funded Debt as of
             --------
     the last day of the most recently ended fiscal quarter to (y) Consolidated EBITDA of the Borrower and its Subsidiaries for the four fiscal quarters most recently ended prior to the start of such period, as determined pursuant to the financial statements most recently delivered to the Agent at the end of each fiscal quarter, as the case may be, is greater than 5.00 to 1.00, such rate shall be 3.75%"

          (f) Section 2.09(a)(y) is amended by deleting the references to "the Conversion Date" and by inserting in each case "February 22, 2001" in lieu thereof.

          (g) Section 5.04(a) is amended by deleting the following:

December 31, 2000                                      5.00 to 1.00
---------------------------------------------------------------------------
March 31, 2001                                         4.50 to 1.00
---------------------------------------------------------------------------
June 30, 2001                                          4.50 to 1.00
---------------------------------------------------------------------------
September 30, 2001                                     4.25 to 1.00
---------------------------------------------------------------------------
December 31, 2001                                      4.00 to 1.00
---------------------------------------------------------------------------

              and by inserting the following:

December 31, 2000                                      5.56 to 1.00
---------------------------------------------------------------------------
March 31, 2001                                         6.15 to 1.00
---------------------------------------------------------------------------

June 30, 2001                                          6.00 to 1.00
---------------------------------------------------------------------------
September 30, 2001                                     5.85 to 1.00
---------------------------------------------------------------------------
December 31, 2001                                      5.00 to 1.00
---------------------------------------------------------------------------

          (h) Section 5.04(b) is amended by deleting the following:

December 31, 2000                                      1.75 to 1.00
---------------------------------------------------------------------------
March 31, 2001                                         1.75 to 1.00
---------------------------------------------------------------------------
June 30, 2001                                          1.75 to 1.00
---------------------------------------------------------------------------
September 30, 2001                                     1.75 to 1.00
---------------------------------------------------------------------------
December 31, 2001                                      2.00 to 1.00
---------------------------------------------------------------------------

              and by inserting the following:

December 31, 2000                                      1.50 to 1.00
---------------------------------------------------------------------------
March 31, 2001                                         1.40 to 1.00
---------------------------------------------------------------------------
June 30, 2001                                          1.45 to 1.00
---------------------------------------------------------------------------
September 30, 2001                                     1.55 to 1.00
---------------------------------------------------------------------------
December 31, 2001                                      1.75 to 1.00
---------------------------------------------------------------------------

          (i) Section 8.07(a) is amended by deleting "5,000,000" and by inserting "2,500,000" in lieu thereof.

          SECTION 2. Conditions of Effectiveness. This Amendment shall become
          ---------  ---------------------------
effective on and as of December 31, 2000, provided that the following conditions
                                          --------
shall have been met on or before February 22, 2001: (a) the Agent shall have received, in form and substance satisfactory to the Agent and in sufficient copies for each Lender Party, (1) counterparts of this Amendment executed by the Borrower and the Required Lenders or, as to any of the Lenders, advice satisfactory to the Agent that such Lender has executed this Amendment and (2) the consent attached hereto executed by each party to the Subsidiary Guaranty, and (b) the Borrower shall have paid to the Agent for the account of each Lender executing this amendment on or before February 22, 2001 a fee equal to 0.25% of its aggregate Commitments (excluding the Acquisition Commitment).

          SECTION 3. Reference to and Effect on the Loan Documents. (a) On and
          ---------  ---------------------------------------------
after the effectiveness of this Amendment, each reference in the Credit Agreement to "this Agreement", "hereunder", "hereof" or words of like import referring to the Credit Agreement, and each reference in the Notes and each of the other Loan Documents to "the Credit Agreement", "thereunder", "thereof" or words of like import referring to the Credit Agreement, shall mean and be a reference to the Credit Agreement, as amended by this Amendment.

          (b) The Credit Agreement and each of the other Loan Documents, as specifically amended by this Amendment, are and shall continue to be in full force and effect and are hereby in all respects ratified and confirmed. Without limiting the generality of the foregoing, the Collateral Documents and all of the Collateral described therein do and shall continue to secure the payment of all Obligations of the Loan Parties under the Loan Documents, in each case as amended by this Amendment.

          (c) The execution, delivery and effectiveness of this Amendment shall not, except as expressly provided herein, operate as a waiver of any right, power or remedy of any Lender or the Agent under any of the Loan Documents, nor constitute a waiver of any provision of any of the Loan Documents.

          SECTION 4. Costs, Expenses. The Borrower agrees to pay on demand all
          ---------  ---------------
costs and expenses of the Agent in connection with the preparation, execution, delivery and administration, modification and amendment of this Amendment and the other instruments and documents to be delivered hereunder (including, without limitation, the reasonable fees and expenses of counsel for the Agent) in accordance with the terms of Section 8.04 of the Credit Agreement.

          SECTION 5. Execution in Counterparts. This Amendment may be executed
          ---------  -------------------------
in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute but one and the same agreement. Delivery of an executed counterpart of a signature page to this Amendment by telecopier shall be effective as delivery of a manually executed counterpart of this Amendment.

          SECTION 6. Governing Law. This Amendment shall be governed by, and
          ---------  -------------
construed in accordance with, the laws of the State of New York.


            [THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

          IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their respective officers thereunto duly authorized, as of the date first above written.


                                    BMAC HOLDINGS, INC.,
                                    as Parent Guarantor

                                    By:_______________________________
                                       Name:
                                       Title:


                                    BETTER MINERALS & AGGREGATES COMPANY, as
                                    Borrower

                                    By:_______________________________
                                       Name:
                                       Title:

                                    BNP PARIBAS (formerly Banque Nationale de
                                    Paris), as Agent, Initial Lender, Swing Line
                                    Bank and Initial Issuing Bank

                                    By:_______________________________
                                        Name:
                                        Title:

                                    By:_______________________________
                                        Name:
                                        Title:


                                    BANK AUSTRIA CREDITANSTALT
                                    CORPORATE FINANCE, INC.

                                    By:_______________________________
                                       Name:
                                       Title:

                                    By:_______________________________
                                       Name:
                                       Title:


                                    MERRILL LYNCH SENIOR FLOATING
                                    RATE FUND II, INC.

                                    By:_______________________________
                                       Name:
                                       Title:

                                    PRINCIPAL LIFE INSURANCE COMPANY

                                    By: Principal Capital Management LLC, a
                                        Delaware limited liability company, its
                                        authorized signatory

                                        By:___________________________
                                           Name:
                                           Title:

                                        By:___________________________
                                           Name:
                                           Title:


                                    MORGAN STANLEY DEAN WITTER
                                    PRIME INCOME TRUST

                                    By:_______________________________
                                       Name:
                                       Title:


                                    NATIONAL BANK OF CANADA

                                    By:_______________________________
                                       Name:
                                       Title:

                                    By:_______________________________
                                       Name:
                                       Title:


                                    GENERAL ELECTRIC CAPITAL CORPORATION

                                    By: _______________________________
                                       Name:
                                       Title:

                                    BOEING CAPITAL CORPORATION

                                    By:_______________________________
                                       Name:
                                       Title:


                                    THE CHASE MANHATTAN BANK,

                                    By:_______________________________
                                       Name:
                                       Title:


                                    BANK POLSKA KASA OPIEKI S.A.
                                    NEW YORK BRANCH

                                    By:_______________________________
                                       Name:
                                       Title:


                                    ABN AMRO BANK N.V.

                                    By:_______________________________
                                       Name:
                                       Title:

                                    By:_______________________________
                                       Name:
                                       Title:


                                    HELLER FINANCIAL, INC.

                                    By:_______________________________
                                       Name:
                                       Title:

                                    ARCHIMEDES FUNDING, L.L.C.

                                    By:  ING Capital Advisors LLC
                                         as its Collateral Manager

                                         By:__________________________
                                            Name:
                                            Title:

                                    ARCHIMEDES FUNDING, II, LTD.

                                    By:  ING Capital Advisors LLC
                                         as its Collateral Manager

                                         By:__________________________
                                            Name:
                                            Title:


                                    KZH-ING-1 LLC

                                    By:_______________________________
                                       Name:
                                       Title:


                                    KZH-ING-2 LLC

                                    By:_______________________________
                                       Name:
                                       Title:


                                    BALANCED HIGH-YIELD FUND I LTD.

                                    By:  BHF (USA) Capital Corporation,
                                         as Attorney-In-Fact

                                         By:__________________________
                                            Name:
                                            Title:

                                         By:__________________________
                                            Name:
                                            Title:

                                    NATIONAL CITY BANK

                                    By:_______________________________
                                       Name:
                                       Title:


                                    FIRST UNION NATIONAL BANK

                                    By:_______________________________
                                       Name:
                                       Title:


                                    METROPOLITAN LIFE INSURANCE COMPANY

                                    By:_______________________________
                                       Name:
                                       Title:


                                    MADISON AVENUE CDO I, LIMITED

                                    By:   Metropolitan Life Insurance Company

                                          By:_________________________
                                             Name:
                                             Title:


                                    FRANKLIN FLOATING RATE TRUST

                                    By:_______________________________
                                       Name:
                                       Title:


                                    FRANKLIN CLO I, LTD.

                                    By:_______________________________
                                       Name:
                                       Title:

                                    FIRST DOMINION FUNDING III

                                    By:__________________________
                                       Name:
                                       Title:


                                    SIMSBURY CLO, LIMITED

                                    By:  David L. Babson & Company, Inc.
                                         under delegated authority from
                                         Massachusetts Mutual Life Insurance
                                         Company as Collateral Manager

                                    By:__________________________
                                       Name:
                                       Title:


                                    SUFFIELD CLO, LIMITED

                                    By:  David L. Babson & Company, Inc.
                                         as Collateral Manager

                                    By:__________________________
                                       Name:
                                       Title:


                                    MAPLEWOOD (CAYMAN) LIMITED

                                    By:  David L. Babson & Company, Inc.
                                         under delegated authority form
                                         Massachusetts Mutual Life Insurance
                                         as Investment Manager

                                    By:__________________________
                                       Name:
                                       Title:

                                    MASSACHUSETTS LIFE INSURANCE COMPANY

                                    By: David L. Babson & Company, Inc.
                                        as Investment Adviser

                                    By:___________________________
                                       Name:
                                       Title:


                                    NEMEAN CLO, LTD.

                                    By:  ING Capital Advisors LLC,
                                         as Investment Manager

                                    By:___________________________
                                       Name:
                                       Title:


                                    SEQUILS-ING I (HBDGM), LTD

                                    By:  ING Capital Advisors LLC,
                                         as Collateral Manager

                                    By:___________________________
                                       Name:
                                       Title:


                                    EATON VANCE SENIOR DEBT PORTFOLIO


                                    By:__________________________

                                      Name:
                                      Title:

                               SUBSIDIARY CONSENT



                                                   Dated as of December 31, 2000


          The undersigned, as parties to one or more of the Loan Documents as defined in the Credit Agreement referred to in the foregoing Amendment, hereby consent to such Amendment and the Credit Agreement as amended on or prior to the date hereof and hereby confirm and agree that (a) notwithstanding the effectiveness of such Amendment, each of the Loan Documents is, and shall continue to be, in full force and effect and is hereby ratified and confirmed in all respects, except that, on and after the effectiveness of such Amendment, each reference in the Loan Documents to the "Credit Agreement", "thereunder", "thereof" or words of like import shall mean and be a reference to the Credit Agreement as amended by such Amendment, and (b) the Collateral Documents to which such undersigned is a party and all of the Collateral described therein do, and shall continue to, secure the payment of all of the Secured Obligations (in each case, as defined therein).


                              PENNSYLVANIA GLASS SAND CORPORATION

                              By:_______________________________
                                 Name:
                                 Title:


                              THE FULTON LAND AND TIMBER COMPANY

                              By:_______________________________
                                 Title:


                              OTTAWA SILICA COMPANY

                              By:_______________________________
                                 Title:


                              GEORGE F. PETTINOS, INC.

                              By:_______________________________
                                 Title:

                              ELLEN JAY, INC.

                              By:_______________________________
                                 Title:


                              U.S. SILICA COMPANY
                              (a/k/a U.S. Silica Company, Inc.)

                              By:_______________________________
                                 Title:


                              BETTER MATERIALS CORPORATION

                              By:_______________________________
                                 Title:


                              BMC TRUCKING, INC.

                              By:_______________________________
                                 Title:


                              BUCKS COUNTY CRUSHED STONE COMPANY

                              By:_______________________________
                                 Title:


                              CHIPPEWA FARMS CORPORATION

                              By:_______________________________
                                 Title:


                              SHORE STONE COMPANY, INC.

                              By:_______________________________
                                 Title:

                              COMMERCIAL STONE CO., INC.

                              By:_______________________________
                                 Title:


                              STONE MATERIALS COMPANY, LLC

                              By:  Better Minerals & Aggregates Company,
                                   as Manager

                                   By:__________________________
                                      Title:


                              COMMERCIAL AGGREGATES TRANSPORTATION AND SALES,
                              LLC

                              By:  Stone Materials Company, LLC,
                                   as Manager

                                   By:__________________________
                                      Title:

                                                                    EXHIBIT 99.1


                  BETTER MINERALS & AGGREGATES COMPANY REPORTS
                  FISCAL 2000 FOURTH QUARTER, YEAR-END RESULTS
             Company Also Announces Renegotiation of Bank Agreement

     BERKELEY SPRINGS, WV, March 05, 2001---Better Minerals & Aggregates Company
(BMAC), a leading producer of silica sand, crushed stone and bituminous paving materials, today reported fourth quarter and full-year 2000 sales and earnings. In releasing these figures, the company said it had adopted the provisions of the Emerging Issues Task Force Issue No. 00-10: Accounting for Shipping and Handling Fees and Costs, beginning with the fourth quarter 2000 reporting. As a result, BMAC's total revenue figures for both 1999 and 2000 include the sales of materials to customers, as well as freight and delivery costs billed to customers. Discussion of the company's results, however, is based on product sales, exclusive of the freight and delivery costs. At the same time, the company also announced that it had successfully negotiated to amend its bank agreement.

                   Fourth Quarter, Year-End Figures Announced

     For the fourth quarter, revenue was $61.1 million, a decrease of four percent from the 1999 fourth quarter sales of $63.5 million. Fourth quarter EBITDA (earnings before income taxes, depreciation and amortization) was $10.1 million, down from $17.1 million for the same period in 1999.

     For the fiscal year ended December 31, 2000, BMAC's sales were $247.3 million, up 18 percent from $209.0 million in 1999. Year-end EBITDA rose to $53.7 million from the 1999 total of $49.0 million.

     According to R.D. "Butch" Reeves, BMAC president and newly-appointed chief executive officer, energy prices, particularly natural gas, continued to have a significant negative impact on results in both industrial minerals and aggregates for the quarter and the year. Natural gas, propane, and diesel fuel price increases raised operating costs in the fourth quarter approximately $1.7 million from last year, and boosted total year expenses in these categories to approximately $5.7 million over 1999.

     Fourth quarter sales of industrial minerals, the company's largest business segment, were $36.0 million, down from the prior year's fourth quarter sales of $40.1 million. Fourth quarter sales for 1999 include $2.2 million from the Company's Canadian operating subsidiary that was divested earlier in the year. Excluding this, comparable industrial mineral sales were 4.7% less than the prior year on a 6.6% reduction in volume. Sales decreases in the Company's glass, foundry, matrix and fillers & extenders market segments, were only
partially offset by increased sales to the oil & gas extraction market.   For
the year, sales totaled $155.5 million, as compared to the previous year's total of $159.1 million. Excluding the $8.6 million in prior year sales from the divested Canadian subsidiary, the company's ongoing industrial minerals operations realized a 2.3% increase in revenue for the full year.

     Aggregates sales for the quarter were $25.0 million, an increase from fourth quarter 1999 totals of $23.3 million. Volume in manufactured stone and asphalt decreased 9.2% from year ago levels, but was offset by increased selling prices for asphalt and a $1.0 million increase in brokered stone products. Full year sales were up significantly, to $91.7 million, from last year's sales of $49.9 million due to the acquisition of its Pittsburgh aggregate operations, which occurred October 1, 1999.

     "Demand for industrial minerals softened significantly in the fourth quarter in nearly all segments of the business, as our customers reacted to the slowing domestic economy" Reeves said. "Demand was also weaker than expected in aggregates. Early winter weather conditions in the fourth quarter put an abrupt end to an already abbreviated construction season. We did see sufficient price increases in asphalt at the end of the year to offset higher asphalt cement costs, but our stone selling prices, on average, rose only slightly above their 1999 levels." Looking ahead, Reeves said "our backlog in the aggregates segment is 15% greater than last year at this time and I am optimistic about their outlook for 2001", but he expects a "difficult environment for industrial minerals in the first half of the year because of continued high energy costs and weakened customer demand."

                          BMAC Amends Bank Agreements

     BMAC also recently completed negotiations to amend its bank credit agreement, modifying its financial covenants through 2001. Under the new agreement, the company agreed to a 25 basis point increase in interest rates when the leverage ratio of the company exceeds certain defined levels, along with a one-time 25 basis point amendment fee. Additionally,

BMAC cancelled its unused $40.0 million Acquisition Line of Credit. As a result of this credit agreement amendment, the company anticipates its annual interest expense will increase less than $400,000.

     "We are pleased with the continuing support of our bank group. Modifying the financial covenants provides us with the flexibility we need over the next year," said BMAC chairman,
D. George Harris.

     A portfolio company of D. George Harris & Associates (DGH&A) and JP Morgan Partners (formerly Chase Capital Partners), BMAC is a leading producer of: high quality silica sand and aplite for the glass, foundry, chemical, recreational and construction industries; fine ground silica and kaolin clay products for the paint, plastic and ceramic industries; and crushed stone and bituminous paving materials to contractors, road builders and ready-mix concrete and bituminous asphalt plants. Headquartered in Berkeley Springs, WV, the company has approximately 1,050 employees at its 26 facilities in the United States.

NOTE:  Unaudited financial tables follow.

                                      ####

Certain statements in this news release regarding expectations of future performance of the company's businesses, the company's results of operations and other matters, may be regarded as "forward-looking statements" within the meaning of the Securities Litigation Reform Act. Such statements are subject to various risks as discussed in detail in the company's SEC filings filed under the Securities Act of 1933 and the Securities and Exchange Act of 1934.

                     BETTER MINERALS & AGGREGATES COMPANY
                     CONSOLIDATED STATEMENTS OF OPERATIONS
                            (Dollars in Thousands)
                                  (Unaudited)


                                                                 Three Months Ended              Twelve Months Ended
                                                                    December 31,                     December 31,
                                                                    ------------                     ------------
                                                                2000           1999                2000         1999
                                                                ----           ----                ----         ----

Net sales:
  Industrial Minerals                                         $ 36,039       $ 40,126           $ 155,551   $ 159,169
  Aggregates                                                    25,022         23,332              91,750      49,907
  Freight and delivery revenue                                  13,028         11,841              52,034      35,726
                                                               -------        -------             -------     -------
Total net sales                                                 74,089         75,299             299,335     244,802

Cost of goods sold                                              44,389         41,766             170,720     140,244
Freight and delivery costs                                      13,028         11,841              52,034      35,726
Depreciation, depletion and amortization                         8,843          9,186              35,895      28,481
Selling, general & admininstrative                               6,779          5,263              25,543      21,844
Incentive stock compensation                                       -              -                   998         -
                                                               -------        -------             -------     -------
     Operating income                                            1,050          7,243              14,145      18,507

Interest expense                                                 9,332          9,178              36,359      19,590
Accretion of preferred stock warrants                               -            (171)                -            56
Other (income) expense, net of interest income                    (127)          (847)             (1,575)     (2,171)
                                                               -------        -------             -------     -------
     Loss before income taxes                                   (8,155)          (917)            (20,639)      1,032
Provision (benefit) for income taxes                            (2,491)        (2,658)            (11,091)     (2,714)
                                                               -------        -------            --------     -------
     Net (loss) income before extraordinary loss              $ (5,664)       $ 1,741             $(9,548)     $3,746
                                                              =========       ========            =========    =======
Extraordinary loss (less applicable taxes of $1,752)                -           2,747                 -         2,747
                                                               -------         -------             -------     -------
     Net (loss) income after extraordinary loss               $ (5,664)       $(1,006)            $(9,548)      $ 999
                                                              =========      =========           =========      =====

EBITDA                                                        $ 10,092       $ 17,151            $ 53,787    $ 49,029


                      BETTER MINERALS & AGGREGATES COMPANY
                      CONSOLIDATED CONDENSED BALANCE SHEETS
                             (Dollars in Thousands)
                                   (Unaudited)

                                                 December 31,       December 31,
                                                    2000               1999
                                                    ----               ----

ASSETS
Current assets                                     $ 92,840           $ 91,405

Property and equipment - net                        415,686            425,224
Goodwill and non compete agreements                  16,649             19,907
Debt issuance costs                                  12,958             14,601
Other assets                                            153                466
                                                       ----                ---
    Total                                         $ 538,286          $ 551,603
                                                  ==========         =========

LIABILITIES AND STOCKHOLDERS' EQUITY
Current portion of long-term debt                   $ 9,076            $ 2,039
Other current liabilities                            45,678             43,651
                                                    -------            ------
     Total                                           54,754             45,690

Long-term debt                                      280,329            285,466
Deferred income taxes                               110,676            117,637
Other long-term liabilities                          39,311             38,475

Stockholders' equity                                 53,216             64,335
                                                    -------             ------
    Total                                         $ 538,286          $ 551,603
                                                  ==========         =========

                      BETTER MINERALS & AGGREGATES COMPANY
                 CONSOLIDATED CONDENSED STATEMENT OF CASH FLOWS
                             (Dollars in Thousands)
                                   (Unaudited)

                                                                            Twelve Months Ended December 31,
                                                                         ----------------------------------------
                                                                                2000                  1999
                                                                                ----                  ----

NET CASH (USED FOR) PROVIDED BY OPERATING ACTIVITIES                            $ 7,698               $ 29,519

INVESTING ACTIVITIES
  Capital expenditures                                                          (26,369)               (14,572)
  Purchases of businesses, net of cash acquired                                   -                   (172,379)
  Proceeds from sale of property, plant, and equipment                              670                  1,310
  Proceeds from sale of investments                                               3,136
  Loans to related party                                                         (1,507)                  -
                                                                       -----------------    -------------------
NET CASH USED FOR INVESTING ACTIVITIES                                          (24,070)              (185,641)

FINANCING ACTIVITIES
  Net (repayments) additions of long-term debt                                   (3,600)              (169,205)
  Issuance of long-term debt                                                      -                    325,006
  Increase (decrease) in checks outstanding in excess of cash                     2,238                 (1,402)
  Principal payments on capital lease obligations                                   (73)                   (44)
  Financing fees and prepayment penalties                                          (435)               (15,796)
  Capital contributed by parent                                                   -                     35,000
  Net revolver credit agreement facility                                          5,500                 (6,100)
                                                                       -----------------    -------------------
NET CASH USED FOR FINANCING ACTIVITIES                                            3,630                167,459

Effect of exchange rate on cash                                                      29                     14
                                                                       -----------------    -------------------
Net decrease in cash                                                            (12,713)                11,351
Cash and cash equivalents, January 1                                             13,573                  2,222
                                                                       -----------------    -------------------

CASH AND CASH EQUIVALENTS, DECEMBER 31                                            $ 860               $ 13,573
                                                                       =================    ===================
